                                                                    EXHIBIT 3.1

                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                              PPC HOLDINGS, INC.


          PPC Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

          FIRST: The original Certificate of Incorporation of PPC Holdings, Inc. was filed with the Secretary of State of Delaware on December 28, 1994 and amended by a Certificate of Amendment filed on April 26, 1995.

          SECOND: The Restated Certificate of Incorporation of PPC Holdings, Inc. in the form attached hereto as EXHIBIT A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

          THIRD: The Restated Certificate of Incorporation so adopted reads in full as set forth in EXHIBIT A attached hereto and is hereby incorporated herein by this reference.

          IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this 10th day of December, 1997 and certifies under penalty of perjury that the Restated Certificate is the act and deed of the Corporation and that the statements herein are true.


                                       /s/ Thomas V. Bressan
                                       ---------------------------------------
                                       Thomas V. Bressan
                                       Secretary


                                       1.
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                                                                      EXHIBIT A

                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                              PPC HOLDINGS, INC.


     FIRST: The name of the corporation (hereinafter called the "Corporation") is PPC Holdings, Inc.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:

     A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Million Seven Hundred Seventy-Five Thousand (1,775,000) shares, consisting of One Million (1,000,000) shares of Common Stock, par value of $.001 per share ("Common Stock"), and Seven Hundred Seventy-Five Thousand (775,000) shares of Preferred Stock, par value of $.001 ("Preferred Stock"), all of which shares of Preferred Stock shall be designated "Series A Preferred Stock."

     A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Common Stock and Series A Preferred Stock are as follows:

     B.   SERIES A PREFERRED STOCK

          1. NUMBER OF SHARES. The series of Preferred Stock designated and known as "Series A Preferred Stock" shall consist of 775,000 shares.

          2. RANK. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank prior to the Corporation's Common Stock and to all other classes and series of equity securities of the Corporation now or (except as otherwise approved by the holders of the Series A Preferred Stock) hereafter created, authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively referred to herein as the "Junior Stock").


                                       1.

               3.   DIVIDENDS.

                    a. The holders of the Series A Preferred Stock shall be entitled to receive dividends payable in that number of shares of Series A Preferred Stock equal to 15% multiplied by the aggregate number of shares of Series A Preferred Stock held by such stockholder (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor and in preference to and in priority over any dividends with respect to Junior Stock.

                    b. Dividends on the outstanding shares of Series A Preferred Stock shall begin to accrue and be cumulative (regardless of whether such dividends shall have been declared by the Board of Directors) from and including the date of original issuance of any shares of Series A Preferred Stock, and shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year (each of such dates, a "Dividend Payment Date"), commencing December 31, 1997.

                    c. The amount of any dividends "accumulated" on any share of Series A Preferred Stock at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accrued thereon to and excluding such Dividend Payment Date regardless of whether declared, and the amount of dividends "accumulated" on any share of Series A Preferred Stock at any date other than a Dividend Payment Date shall be calculated as the amount of any unpaid dividends accrued, plus an amount calculated on the basis of the annual dividend rate for the period from and including such last preceding Dividend Payment Date (regardless of whether declared) to and excluding the date as of which the calculation is made.

                    d. So long as any shares of Series A Preferred Stock shall be outstanding, if (i) the Corporation shall fail to pay any accumulated dividend (regardless of whether declared) on any outstanding shares of Series A Preferred Stock on any applicable Dividend Payment Date and such failure shall be continuing or (ii) the Corporation shall be in default or in arrears with respect to the mandatory redemption, or with respect to any agreement for the redemption, purchase or other acquisition, or retirement of, or with respect to, any shares of the Series A Preferred Stock, then the Corporation may not (A) declare, pay or set apart for payment any cash dividends on any shares of Common Stock or other Junior Stock, or
(B) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any shares of Common Stock or other Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Common Stock or other Junior Stock, other than redemptions of Series A Preferred Stock pursuant to Section 6(c) below, or (C) make any distribution in respect of any shares of Common Stock or other Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Common Stock or other Junior Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property, other than dividends or distributions of (I) Common Stock or other Junior Stock which is neither convertible into nor exchangeable or exercisable for any securities of the Corporation other than Common Stock or other Junior Stock, or (II) rights, warrants, option or calls exercisable or exchangeable for or convertible into Common Stock or other Junior Stock, or
(D) permit any corporation or other


                                       2.

entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any shares of Common Stock or other Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into shares of Common Stock or other Junior Stock; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to (x) the repurchase of all, but not less than all, shares of Common Stock from any employee, officer, director, consultant or other person performing services for the Corporation or any of its subsidiaries (each a "Management Individual") pursuant to agreements under which the Corporation has the option to repurchase such shares upon the termination of employment, by reason of death, disability, resignation, retirement or otherwise, PROVIDED, that such repurchases of shares of Management Individuals, LESS sales of such shares to Management Individuals (but not in excess of repurchases of such shares prior to the date of any relevant sale), shall not exceed in the aggregate 10% of the outstanding Common Stock at the time of any such repurchase.

                    e. Subject to the foregoing provisions, dividends with respect to the outstanding shares of Series A Preferred Stock may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to holders of record as they appear on the stock transfer books of the Corporation at the close of business on the record date established with respect to such payment. All dividends paid with respect to Series A Preferred Stock shall be paid pro rata to the holders of Series A Preferred Stock entitled thereto.

                    f. Subject to the foregoing provisions hereof and applicable law, the Board of Directors (i) may declare and the Corporation may pay or set apart for payment of dividends on any Junior Stock, (ii) may make any payment on account of, or set apart payment for, sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirements of, or with respect to, any Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock, (iii) may make any distribution in respect to any Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property, and (iv) may, and may permit any corporation or other entity controlled directly or indirectly by the Corporation to, purchase or otherwise acquire, redeem or retire any Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock, and the holders of the shares of the Series A Preferred Stock shall not be entitled to share therein.

               4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Stock by reason of their ownership thereof, the amount of $100.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends, to and including the date of such liquidation, dissolution and winding up of the Corporation, on such share for each share of Series A Preferred Stock


                                      3.

then held by them or accrued as dividends under Section 3 of this Article IV.B. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                    a. COMMON STOCK. After the completion of the distribution required by subsection (a) above, subject to the rights of other series of preferred stock which may from time to time come into existence, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

               5.   REDEMPTION.

                    a. The Corporation shall redeem, from any source of funds legally available therefor, all shares of Series A Preferred Stock outstanding or accrued as dividends under Section 3 of this Article IV.B. on the date (the "Series A Mandatory Redemption Date") that is 30 days after the date of a Triggering Event. The Corporation shall effect such redemption by paying in cash, in exchange for the shares of Series A Preferred Stock to be redeemed, a sum equal to $100.00 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends, to but excluding the date of redemption, on such shares (the "Redemption Price") in accordance with the provisions of Section 6(c) below. A "Triggering Event" shall occur on the sale of all of the outstanding Common Stock of the Corporation by means of a sale, merger, consolidation or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction).

                    b. At the option of the Corporation, the Corporation may redeem on any date (each a "Redemption Date") ratably the number of shares of Series A Preferred Stock of each such holder that is specified in a request for redemption delivered by the Corporation to the holder in accordance with the provisions of Section 6(c) below, by paying in cash therefor, the Redemption Price for such shares.

                    c. As used herein and in Sections 5(d) and 5(e) hereof, the term "Redemption Date" shall refer to each "Redemption Date" under this
Section 5. At least 15 but no more than 30 days prior to each Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment, if any, may be obtained, calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in
Section 5(d) on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon (i) the Redemption Price of such shares shall be payable to the order of the person


                                      4.

whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    d. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price, without interest, upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of the Preferred Stock on any Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available will be used to redeem: first, the maximum possible number of shares of Series A Preferred Stock ratably from the holders thereof. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance (if any) of the shares of Series A Preferred Stock ratably from the holders thereof which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

                    e. On or not more than five (5) days prior to each Redemption Date, the Corporation may, in the sole discretion of the Corporation, deposit the Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund (in the case of a Redemption Price), for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section 6(c) above. As of the date of such deposit of the Redemption Price (even if prior to the Redemption
Date), the deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. The balance of any moneys or documents deposited by the Corporation pursuant to this Section 6(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

               6.   VOTING RIGHTS; RESTRICTIONS AND LIMITATIONS.

                    a. The Series A Preferred Stock shall be nonvoting stock, except to the extent required by Delaware General Corporation Law, and as described in subsection (b) below.


                                      5.

                    b. The Corporation will not amend its Certificate of Incorporation or Bylaws without the approval, by vote or written consent, of the holders of 51% of the Series A Preferred Stock, if such amendment would change the powers, preferences, or special rights of shares of the Series A Preferred Stock so as to affect them adversely. Without limiting the generality of the preceding sentences of this Section 6(b), the Corporation will not amend its Certificate of Incorporation or Bylaws without the approval, by vote or written consent, of the holders of 51% of the Series A Preferred Stock, if such amendment would:

                         (i)   Reduce the dividend rates on the Series A
Preferred Stock provided for herein, make such dividends noncumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, change the relative seniority rights of the holders of the Series A Preferred Stock as to the payment of dividends in relation to the holders of the Series A Preferred Stock, Common Stock or any other Junior Stock;

                         (ii)  Reduce the amount payable to the holders of any
series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up the Corporation, change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Stock to the rights upon liquidation of the holders of the Series A Preferred Stock, Common Stock or any other Junior Stock;

                         (iii) Reduce the Redemption Price specified in
Section 5 hereof with respect to such series;

                         (iv)  Delay any of the Redemption Dates provided for
in Section 5 hereof;

                         (v)   Increase the aggregate number of authorized
shares of the Series A Preferred Stock, or decrease such number below the number of the Series A Preferred Stock then outstanding; PROVIDED, HOWEVER, that the number of shares of Series A Preferred Stock shall not be decreased below such number necessary to pay dividends on any issued and outstanding shares of Series A Preferred Stock; or

                         (vi)  Increase or decrease the par value of the
Series A Preferred Stock.

               7. NO REISSUANCE OF PREFERRED STOCK. No share or shares of the Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

               8. MAXIMUM RATE. It is the intention of the Corporation to comply with applicable laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Restated Certificate of Incorporation, in no event shall this Restated Certificate of Incorporation require the payment or permit the collection of additional dividends or other return on investment in excess of the maximum amount permitted by such laws. If any such excess additional dividends or return is charged, taken, reserved or received under this Restated Certificate of Incorporation, so that under any of such circumstances the amount of additional


                                      6.
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dividends or return charged, taken, reserved or received under this Restated
Certificate of Incorporation shall exceed the maximum amount of additional dividends or return permitted by applicable laws, now or hereafter enacted, then in any such event the provisions of this Section 8 shall govern and control and the amount of additional dividends or return shall be automatically reduced to the maximum lawful rate permitted under applicable laws as now or hereafter construed by the courts having jurisdiction thereof.

          C.   COMMON STOCK

               1. RELATIVE RIGHTS OF PREFERRED STOCK AND COMMON STOCK. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Series A Preferred Stock.

               2. VOTING RIGHTS. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

               3. DIVIDENDS. Subject to the preferential rights of the Series A Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

               4. DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Series A Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

          FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders.

          SIXTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders.

          SEVENTH: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

          EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any


                                      7.

provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

          NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof, to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          Any repeal or modification of the foregoing provisions of this Article Nine by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                      8.

                         CERTIFICATE OF AMENDMENT OF
                       CERTIFICATE OF INCORPORATION OF
                             PPC HOLDINGS, INC.,
                            a Delaware corporation


          PPC Holdings, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          a.   The name of the Corporation is PPC Holdings, Inc.

          b. The certificate of incorporation of the Corporation is hereby amended by striking out Article 1 thereof in its entirety and by substituting in lieu of said Article the following Article:

               "The name of the corporation is Perry-Judd's Incorporated."

          c. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 16th day of December, 1997, and certifies under penalty of perjury that this Certificate is the act and deed of the Corporation and that the statements herein are true.






                                       /s/ Thomas V. Bressan
                                       ----------------------------------
                                       Thomas V. Bressan
                                       Secretary


                                      9.